UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 24, 2017 (March 18, 2017)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 S. Mangum Street, Suite 408, Durham, NC 27701

(Address of principal executive offices, including zip code)

(914) 630-7430

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On May 18, 2017, MGT Capital Investments, Inc., a Delaware corporation (the “Company”), MGT Mining One, Inc. (the “Mining Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, and Iliad Research and Trading, L.P., (“Iliad”), a Utah limited partnership, entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which the Company issued and sold to Iliad a secured convertible note (the “Note”) in the original principal amount (the “Original Principal Amount”) of $1,355,000, with an original issuance discount (the “OID”) of $225,000 and legal and accounting expenses of $5,000, and a warrant (the “Warrant”) to purchase shares of common stock of the Company. In accordance with the Securities Purchase Agreement, Iliad shall fund the Company and Mining Sub (together the “Borrowers”) the purchase price (the “Purchase Price”) in an amount of $1,125,000, which equals to the result of deducting the OID and legal and accounting expenses from the Original Principal Amount. A copy of the Securities Purchase Agreement is attached herein as Exhibit 10.1.

On May 18, 2017, in connection with the Securities Purchase Agreement, the Company executed the secured convertible promissory note (the “Secured Convertible Promissory Note” or the “Note”), promising to pay Iliad the Original Principal Amount and all amounts of accrued and unpaid interest on the outstanding balance on the date that is twenty-four (24) months from when Iliad transfers the funds in the amount of $1,125,000 to the Borrowers (the “Purchase Price Date”). The Note is secured with all assets of the Mining Sub, currently owned and later acquired, and the Company’s three thousand (3,000) shares of common stock of the Mining Sub. A copy of the Security Agreement is attached herein as Exhibit 10.4. The Note bears an interest rate of ten per cent (10%) per annum, beginning to accrue from the Purchase Price Date, provided that at any time on or after the occurrence of an Event of Default, the interest rate shall be adjusted to twenty-two per cent (22%) per annum. Subject to the terms and conditions set forth in the Note, the Borrowers may prepay the outstanding balance of the Note in part or in full in cash of an amount equal to 125% multiplied by the outstanding balance of the Note. At any time beginning on the date that is six (6) months from the Purchase Price Date until the outstanding balance of the Note has been paid in full, Iliad may, at its option, convert all or any portion of the outstanding balance into shares of common stock of the Company on a cashless basis at a price of $1.05 per share (the “Lender Conversion Price”), as adjusted from time to time depending on circumstances as defined in the Secured Convertible Promissory Note. In addition, beginning three (3) months after the Purchase Price Date, Iliad has the right to redeem a portion of the outstanding balance of the Note in any amount that is less than $90,000 per month, in cash or, in the Event of Default by converting such Redemption Amount, in full or in part, into shares of the Company’s common stock at a per share price that is the lower of the Lender Conversion Price and the price that is sixty-five percent (65%) of Market Price. A copy of the Secured Convertible Promissory Note is attached herein as Exhibit 10.2.

In connection with the issuance of the Note, on May 18, 2017 (the “Issue Date”), the Company also issued to Iliad aWarrant to purchase up to 1,231,819 shares of Common Stock of the Company (the “Warrant Shares”) in accordance with the terms of the warrant to purchase shares of common stock (the “Warrant to Purchase Common Stock” or the “Warrant”). The Warrant shall be exercisable at a cash price of $1.05 per share (the “Exercise Price”), from the Issue Date until the five-year anniversary, subject to adjustment from time to time depending on circumstances as defined in the Warrant. Iliad may only exercise the Warrant on a cashless basis if the underlying shares of Common Stock have not been registered with the SEC on or before the date that is six months from the Issue Date. A copy of the Warrant to Purchase Common Stock is attached herein as Exhibit 10.3.

On the same date as stated first above, the Company and L2 Capital, LLC (“L2 Capital”), a Kansas limited liability company, entered into two amendments, which are Amendment 1 to the Equity Purchase Agreement (the “EPA”) and Registration Rights Agreement (the “RRA”) and Amendment 1 to the Convertible Promissory Note, to facilitate the transactions among the Company and Iliad as described above and avoid triggering certain covenants as set forth in such Agreements between the Company and L2 Capital. Pursuant to Amendment 1 to the EPA and RRA, the Company may issue up to $6,500,000 of common stock of the Company to L2 Capital, as opposed to $5,000,000 as set forth in the EPA. In accordance with the Amendment 1 to the Convertible Promissory Note, L2 Capital shall waive all its rights under the Convertible Promissory Note issued to it on March 10, 2017 with respect to any event of default set forth therein from March 10, 2017 to May 18, 2017 that would be triggered by the Company by entering into the Illiad financing. In consideration of such waiver, the Company issued 200,000 shares of the Company’s common stock to L2.

Unless specifically defined herein, the capitalized terms shall have the meanings as defined in the respective documents attached herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 7.01 Regulation FD Disclosure

On May 19, 2017, the Company issued a press release disclosing the Iliad financing and the proposed use of proceeds to buy Bitcoin mining computers.  A copy of the press release referred to above is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Purchase Agreement

10.2	Form of Secured Convertible Promissory Note

10.3	Form of Warrant to Purchase Common Stock

10.4	Security Agreement

99.1	Press Release dated May 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 24, 2017

MGT Capital Investments, Inc.

By:	/s/ Robert Ladd
Name:	Robert Ladd
Title:	President